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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 15

          Certification and Notice of Termination of Registration Under
       Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934

                                              Commission File Number [No. 0-921]



                         THE ARNOLD PALMER GOLF COMPANY
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             (Exact name of registrant as specified in its charter)

        6201 MOUNTAIN VIEW ROAD, OOLTEWAH, TENNESSEE 37363 (423) 238-5890
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          COMMON STOCK, $0.50 PAR VALUE
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]          Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(l)(ii)  [ ]          Rule l2h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(i)   [ ]          Rule 12h-3(b)(2)(ii) [ ]
         Rule 12g-4(a)(2)(ii)  [ ]          Rule 15d-6           [ ]
         Rule 12h-3(b)(1)(i)   [ ]

Approximate number of holders of record as of the certification or notice date:

               4
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
The Arnold Palmer Golf Company (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:    9-22-99                        By: /s/ Joel W. Richardson, Jr.
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                                            Joel W. Richardson, Jr., Secretary